EXHIBIT 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

STATE OF SOUTH CAROLINA
BOARD OF FINANCIAL INSTITUTIONS
COLUMBIA, SOUTH CAROLINA

Written Agreement by and among

COMMUNITY CAPITAL CORPORATION
Greenwood, South Carolina

CAPITALBANK
Greenwood, South Carolina

FEDERAL RESERVE BANK OF RICHMOND
Richmond, Virginia

and

STATE OF SOUTH CAROLINA BOARD OF FINANCIAL INSTITUTIONS
Columbia, South Carolina

Docket Nos. 10-075 -WA/RB-HC 10-075 -WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of Community Capital Corporation, Greenwood, South Carolina (“Community Capital”), a registered bank holding company, and its subsidiary, CapitalBank, Greenwood, South Carolina (the “Bank”), a state-chartered bank that is a member of the Federal Reserve System, Community Capital, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”), and the Commissioner, on behalf of the State of South Carolina Board of Financial Institutions (the “Commissioner”), have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on July 28, 2010, the boards of directors of Community Capital and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Patricia C. Hartung to enter into this Agreement on behalf of Community Capital and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Community Capital and the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Community Capital, Bank, Reserve Bank, and the Commissioner agree as follows:

Source of Strength

1.     The board of directors of Community Capital shall take appropriate steps to fully utilize Community Capital’s financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement.

Credit Risk Management

2.     Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable, enhanced written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a) Periodic review and revision of risk exposure limits to address changes in market conditions;
(b) strategies to minimize credit losses and reduce the level of problem assets;

(c) enhancement of risk rating of loans to ensure changes to individual ratings are adequately supported; and
(d) reducing, and the means by which the Bank will continue to reduce, the level of commercial real estate concentrations, and timeframes for achieving the reduced levels.

Lending and Credit Administration

3.     Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable enhanced written lending and credit administration program that shall, at a minimum, address, consider, and include:

(a) Underwriting standards that require documented analyses of a borrower’s and guarantor’s cash flow, including any contingent liabilities;
(b) enhancement of policies and procedures relating to the acquisition, management, and disposition of other real estate owned (“OREO”), including Bank-financed disposition; and
(c) the appropriate accounting treatment for costs incurred in connection with the maintenance of collateral.

Asset Improvement

4.     The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted jointly by the Reserve Bank and the Commissioner that commenced on October 5, 2009 (the “Report of Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

5.     (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on OREO, and each loan, relationship, or other asset in excess of $750,000 that are past due as to principal or interest more than 90 days as of the date of this Agreement, are on the Bank’s problem loan list, or were adversely classified in the Report of Examination.

(b) Within 30 days of the date that any additional OREO or loan, relationship, or other asset in excess of $750,000 becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to improve the Bank’s position on such loan, relationship, or asset.

(c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Commissioner to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.

Allowance for Loan and Lease Losses

6.     (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Commissioner.

(b) Within 60 days of this Agreement, the Bank shall review and revise its allowance for loan and lease losses (“ALLL”) methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Commissioner. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.

(c)  Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the Bank’s revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of the ALLL for that quarter.

Capital Plan

7. Within 60 days of this Agreement, Community Capital and the Bank shall submit to the Reserve Bank and the Commissioner an acceptable joint written plan to maintain sufficient capital at Community Capital on a consolidated basis, and at the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

(a) Community Capital’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c) the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected retained earnings, and anticipated and contingency funding needs;

(d) the source and timing of additional funds to fulfill Community Capital’s and the Bank’s future capital requirements; and

(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Community Capital serve as a source of strength to the Bank.

8. Community Capital and the Bank shall notify the Reserve Bank and the Commissioner, in writing, no more than 30 days after the end of any calendar quarter in which any of Community Capital’s consolidated capital ratios, or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage), fall below the approved capital plan’s minimum ratios. Together with the notification, Community Capital and the Bank shall submit an acceptable written plan that details the steps Community Capital or the Bank, as appropriate, will take to increase Community Capital’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Liquidity/Contingency Funding

9.  Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable revised written liquidity policy that includes the establishment of an appropriate minimum liquidity ratio.

10. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable revised written contingency funding plan that, at a minimum, includes adverse scenario planning and identifies and quantifies available sources of liquidity for each scenario.

Earnings Plan and Budget

11. (a) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner a written business plan for the remainder of 2010 to improve the Bank’s earnings and overall condition. The plan, at a minimum, shall provide for or describe:

(i) a realistic and comprehensive budget for the remainder of calendar year 2010, including income statement and balance sheet projections; and

(ii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b) During the term of this Agreement, a business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Commissioner at least 30 days prior to the beginning of that calendar year.

Dividends and Distributions

12.   (a) Community Capital and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and, as to the Bank, the Commissioner.

(b) Community Capital and its nonbank subsidiary shall not directly or indirectly take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) Community Capital and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior written approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Community Capital’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Community Capital and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

13.  (a) Community Capital and its nonbank subsidiary shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Community Capital shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

14. In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Community Capital and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors. Such notice shall also be provided to the Commissioner.

15. Community Capital and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

16.  (a) Within 10 days of this Agreement, Community Capital’s and the Bank’s boards of directors shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate Community Capital’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall consist of a majority of outside directors who are not executive officers of Community Capital and the Bank as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). The Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to Community Capital’s and the Bank’s boards of directors.

(b) Within 30 days after the end of each calendar quarter following the date of this Agreement, Community Capital and the Bank shall submit to the Reserve Bank and the Commissioner joint written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans, Programs, and Policy

17.  (a) The Bank and, as applicable, Community Capital shall submit written plans, programs, and a policy that are acceptable to the Reserve Bank and the Commissioner within the applicable time periods set forth in paragraphs 2, 3, 5(a), 5(b), 6(c), 7, 8, 9, and 10 of this Agreement.

(b) Within 10 days of approval by the Reserve Bank and the Commissioner, the Bank and, as applicable, Community Capital, shall adopt the approved plans, programs, and policy. Upon adoption, the Bank and, as applicable, Community Capital shall promptly implement the approved plans, programs, and policy, and thereafter fully comply with them.

(c) During the term of this Agreement, the approved plans, program, and policy shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Commissioner.

Communications

18.  All communications regarding this Agreement shall be sent to:

(a)	A. Linwood Gill, III Vice President Federal Reserve Bank of Richmond P.O. Box 27622 Richmond, Virginia 23261-7622

(b)	Louie A. Jacobs Commissioner of Banking State of South Carolina Board of Financial Institutions 1205 Pendleton Street, Suite 305 Columbia, South Carolina 29201

(c)	William G. Stevens President and Chief Executive Officer Community Capital Corporation CapitalBank 109 Montague Avenue Greenwood, South Carolina 29648

Miscellaneous

 19. Notwithstanding any provision of this Agreement, the Reserve Bank and the Commissioner may, in their sole discretion, grant written extensions of time to Community Capital and the Bank to comply with any provision of this Agreement.

20.The provisions of this Agreement shall be binding upon Community Capital and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

21.Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Commissioner.

22. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Commissioner or any other federal or state agency from taking any other action affecting Community Capital and the Bank or any of their current or former institution-affiliated parties and their successors and assigns.

23. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 28th of July, 2010.

OMMUNITY CAPITAL CORPORATION		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ Patricia C. Hartung	By:	/s/ A. Linwood Gill, III
	Patricia C. Hartung		A. Linwood Gill, III
	Chairman		Vice President

CAPITALBANK		STATE OF SOUTH CAROLINA BOARD OF FINANCIAL INSTITUTIONS

By:	/s/ Patricia C. Hartung	By:	/s/ Louie A. Jacobs
	Patricia C. Hartung		Louie A. Jacobs
	Chairman		Commissioner of Banking